EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

ONTRAK, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Ontrak, Inc. (the “Corporation”), a corporation existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on October 28, 2019, as amended by the Certificate of Amendment thereto filed with the Secretary of State on July 6, 2020, the Certificate of Designations of Rights and Preferences filed with the Secretary of State on August 21, 2020 and Amendment No. 1 to Certificate of Designations of Rights and Preferences filed with the Secretary of State on October 15, 2020 (as amended to date, the “Certificate of Incorporation”).

2. The Certificate of Incorporation is hereby amended by striking Article EIGHTH in its entirety.

3. This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 21st day of February, 2023.

Ontrak, Inc.

By: /s/ Brandon LaVerne
Name: Brandon LaVerne
Title: Chief Operating Officer